FORM 10f-3

                           THE BLACKROCK FUNDS

                        Record of Securities Purchased
                  Under the Trust's Rule 10f-3 Procedures

1.    Name of Purchasing Portfolio:  EQ/Long Term Bond
Portfolio (AXA-LTB), BlackRock Bond Allocation Target
Shares: Series C Portfolio (BATSC), Blackrock Long
Duration Bond Portfolio (BR-LONG)

2.     Issuer:    Pacific Life Insurance Company

3.    Date of Purchase:  6/16/2009

4.    Underwriter from whom purchased:  Goldman, Sachs &
Co.

5.    Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: PNC Capital Markets LLC

      a. List Members of Underwriting Syndicate: Goldman, Sachs & Co., UBS Securities LLC, Wachovia Capital Markets, LLC, Banc of America Securities LLC, BNP Paribas Securities Corp., BNY Mellon Capital Markets, LLC, Calyon Securities (USA) Inc., Credit Suisse Securities (USA) LLC, Mitsubishi UFJ Securities (USA) Inc., PNC Capital Markets LLC, RBS Securities Inc., SG Americas Securities, LLC, The Williams Capital Group, L.P., U.S. Bancorp Investments, Inc.


6.    Aggregate principal amount purchased (out of total
offering) (if an equity offering, list aggregate
number of shares purchased (out of total number of
shares offered)): (AXA-LTB) $2,425,000 out of
$1,000,000,000; (BATSC) $3,950,000 out of
$1,000,000,000; (BR-LONG) $1,875,000 out of
$1,000,000,000

7.    Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with
respect to which BlackRock has investment discretion
(out of the total offering) (if an equity offering,
list aggregate number of shares purchased (out of
total number of shares offered)): $18,000,000 out of
$1,000,000,000

8.    Purchase price (net of fees and expenses):  $99.952

9. Date offering commenced (if different from Date of Purchase):


10. Offering price at end of first day on which any sales were made:

11.    Have the following conditions been satisfied:  Yes or No

       a.    The securities are part of an issue registered
             under the Securities Act of 1933, as amended, which is being offered to the public, or are Eligible Municipal Securities, or are securities sold in an Eligible Foreign Offering or are securities sold in an Eligible Rule 144A Offering or part of an issue of
             government securities.               Yes

       b.    The securities were purchased prior to the
             end of the first day on which any sales
             were made, at a price that was not more
             than the price paid by each other
             purchaser of securities in that offering
             or in any concurrent offering of the
             securities (except, in the case of an
             Eligible Foreign Offering, for any rights
             to purchase required by laws to be granted
             to existing security holders of the
             Issuer) or, if a rights offering, the
             securities were purchased on or before the
             fourth day preceding the day on which the
             rights offering terminated.            Yes

      c.    The underwriting was a firm commitment
            underwriting.                    Yes

      d.    The commission, spread or profit was
            reasonable and fair in relation to that
            being received by others for underwriting similar securities during the same period. Yes

      e.    In respect of any securities other than
            Eligible Municipal Securities, the issuer
            of such securities has been in continuous
            operation for not less than three years
            (including the operations of predecessors).    Yes

      f.    Has the affiliated underwriter confirmed
            that it will not receive any direct or indirect
            benefit as a result of BlackRock's participation
            in the offering?        Yes


Approved by:  Greg Cavallo       Date:  07/07/09